Exhibit 5.4

[Letterhead of McCorriston Miller Mukai MacKinnon LLP]

June 22, 2012

Community Choice Financial Inc.

7001 Post Road, Suite 200

Dublin, Ohio 43016

Re:          Community Choice Financial Inc. Exchange Offer

Ladies and Gentlemen:

We have acted as transaction counsel to Cash Central of Hawaii, LLC, a Hawaii limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”).  The Registration Statement relates to the proposed issuance and exchange of up to $395,000,000 aggregate principal amount of 10.75% Senior Secured Notes due 2019 (the “Exchange Notes”) of Community Choice Financial Inc., an Ohio corporation and ultimate parent entity of the Company (“CCFI”), for an equal principal amount of 10.75% Senior Secured Notes due 2019 of CCFI outstanding on the date hereof (the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”).  As set forth in the Registration Statement, the Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture referenced in paragraph (iii) below, and the Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the Subsidiary Guarantors (as such term is defined in the Indenture).  This opinion is being furnished to you at the request of the Company pursuant to its obligations under the Indenture.

As such transaction counsel, and in connection with rendering this legal opinion, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)            The Articles of Organization for Limited Liability Company of the Company filed with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii on September 9, 2005, as amended by the Articles of Amendment to Change Limited Liability Company Name for the Company filed with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii on May 25, 2007 (as so amended, the “Articles of Organization”).

(ii)           The Amended and Restated Operating Agreement of Cash Central of Hawaii, LLC dated as of June 19, 2012 (the “Operating Agreement”) by the sole Member of the Company.

(iii)          The Indenture dated as of April 29, 2011 by and among Community Choice Financial Inc., the Subsidiary Guarantors party thereto, and U.S. Bank National Association, as Trustee and Collateral Agent, with respect to the Notes (the “Indenture”).

(iv)          The First Supplemental Indenture dated as of April 1, 2012 by and among Community Choice Financial Inc., the several direct and indirect subsidiaries of CCFI party thereto, including the Company, and U.S. Bank National Association, as Trustee under the Indenture, with respect to the Notes (the “First Supplemental Indenture”).

(v)           A Certificate of the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii dated June 20, 2012 as to the valid existence and good standing of the Company in the State of Hawaii (the “Good Standing Certificate”).

(vi)          An Action by Governing Body Taken by Unanimous Written Consent dated April 1, 2012 with respect to the Company, with attached Resolutions of the Governing Body, authorizing and approving the execution, delivery, and performance of the First Supplemental Indenture.

(vii)         An Action by Governing Body Taken by Unanimous Written Consent dated June 22, 2012 with respect to the Company, with attached Resolutions of the Governing Body, ratifying and confirming the execution, delivery, and performance of the Indenture, as Supplementend by the First Supplemental Indenture.

(viii)        A Secretary’s Certificate of the Company of even date herewith with respect to certain matters with respect to the Company (the “Secretary’s Certificate”).

(ix)           A Supplemental Secretary’s Certificate of even date herewith with respect to certain other matters with respect to the Company (the “Supplemental Secretary’s Certificate”).

In our review of the documents described above, we have assumed without independent investigation, analysis, or verification the genuineness of all signatures, the legal competence and capacity of all individual signatories, the completeness of all Company documents and other records provided to us for review, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.  We have also relied upon and assumed the accuracy of all information, statements, representations, agreements, and covenants made (a) in the Registration Statement, (b) by the Company, its Managers, and its Members in the Operating Agreement, (c) by all parties to the Indenture and the First Supplemental Indenture (including, without limitation, the Company), (d) by the person signing the Secretary’s Certificate and the Supplemental Secretary’s Certificate, and (e) in certificates of public officials, with respect to the factual circumstances underlying the legal conclusions set forth herein.  We have not attempted to verify independently such information, statements, representations, agreements, or covenants.

For purposes of this opinion, we have assumed that (a) each of the Managers and the sole Member of the Company have full right, power, capacity, and authority to execute and deliver the Operating Agreement, (b) that the Operating Agreement is enforceable against the Company, the Managers of the Company, and the sole Member of the Company, (c) the Secretary of the Company has full right, power, capacity, and authority and the requisite knowledge and information to make, execute, and deliver the Secretary’s Certificate and the Supplemental Secretary’s Certificate, (d) that each of the parties to the Indenture and the First Supplemental Indenture, other than the Company has full right, power, capacity, and authority to execute, deliver, and perform the Indenture and the First Supplemental Indenture, (e) each of the Indenture and the First Supplemental Indenture has been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (f) each of the Indenture and the First Supplemental Indenture is enforceable against each of the parties thereto (including, without limitation, the Company) in accordance with its terms.

We have assumed that the Operating Agreement contains an accurate and complete description of all facts and circumstances relevant to the activities of the Company and that the activities of the Company will be conducted in accordance with the terms of the Operating Agreement.  Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  We are expressing no opinion herein with respect to compliance by the Company with federal or state securities laws or antifraud laws.  We express no opinion as to whether the Managers of the Company have complied with their fiduciary duties in connection with their approval of the Indenture and the First Supplemental Indenture.

For purposes of our opinions expressed in paragraph 1 below as to the valid existence and good standing of the Company in the State of Hawaii, we have relied solely on the Good Standing Certificate, and such opinion is limited accordingly, and rendered as of the date of such Good Standing Certificate.

We are opining herein solely as to the federal laws of the United States and the laws of the State of Hawaii, including the Hawaii Uniform Limited Liability Company Act.  For purposes of our opinions expressed below, we have assumed that the facts and law governing the future performance by the Company and the Managers and the sole Member of the Company of their respective obligations under the Indenture and the First Supplemental Indenture will be identical to the facts and law governing their respective performances on the date of this opinion.

We understand that you are relying on the opinion of Jones Day with respect to all matters relating to the authorization and issuance of the Exchange Notes by CCFI, the enforceability of each of the Indenture and the First Supplemental Indenture (including, without limitation, with respect to the Company), and the other matters set forth therein, and we express no view or opinion as to any of the matters set forth in the Jones Day opinion.

Based upon and subject to the foregoing, and subject also to the assumptions, exceptions, limitations, comments, and qualifications set forth in this opinion letter, and having considered such questions of law as we have deemed necessary to form a basis for the opinions expressed below, we are of the opinion that:

1.             The Company is validly existing and in good standing as a limited liability company under the laws of the State of Hawaii.

2.             As of the date of the First Supplemental Indenture the Company had the requisite limited liability company power to enter into the First Supplemental Indenture, and as of the date of this opinion the Company has the requisite limited liability company power to perform its obligations under the Indenture, as supplemented by the First Supplemental Indenture.

3.             The execution and delivery of the First Supplemental Indenture by the Company and the performance of its obligations under the Indenture, as supplemented by the First Supplemental Indenture, have been duly authorized by all requisite limited liability company action on behalf of the Company.

This opinion is provided to CCFI as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts and circumstances which might affect any matters or opinions set forth herein.  We direct your attention to the fact that our engagement by the Company is limited solely to representation of the Company for the purpose of rendering a legal opinion in connection with CCFI’s issuance of the Exchange Notes and the transactions contemplated thereby, and that there may exist many items concerning the transactions contemplated by the Indenture, the First Supplemental Indenture, and the transaction documents entered into in connection with the issuance of the Exchange Notes, and the business and legal affairs of the Company generally, for which we have not been consulted.  For purposes of rendering the opinions expressed herein, we have relied solely upon the limited examinations and inquiries hereinabove described and have made no independent review of any of the Company’s operations, transactions, records, or contractual arrangements, nor any other inquiries, investigations, or review of any public or other records.  We hereby advise you that our engagement with respect to the foregoing matters has concluded with the issuance of this opinion letter.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 57 Bus. Law. 875, 882 (Feb. 2002).  We call to your attention the fact that under various reports published by committees of the Hawaii State Bar Association certain assumptions, exceptions, limitations, and qualifications are implicit in the legal opinions rendered by lawyers practicing in the State of Hawaii.  Although we have expressly set forth in this opinion letter certain assumptions, exceptions, limitations, and qualifications, we are not limiting or omitting any others set forth in the various reports of the committees of the Hawaii State Bar Association or otherwise deemed standard practice for attorneys in the State of Hawaii.

This opinion is rendered only to CCFI and is solely for its benefit in connection with the issuance by CCFI of the Exchange Notes, and, as an accommodation to CCFI and for its benefit, this opinion may be relied upon by Jones Day, legal counsel to CCFI, to the limited extent necessary to allow Jones Day to render to CCFI its principal legal opinion in connection with the overall issuance of the Exchange Notes and the related transactions contemplated thereby.  This opinion may not be relied upon by CCFI or Jones Day for any other purpose, nor may this opinion be relied upon by or furnished, made available, disclosed, circulated, or quoted to any other person or entity, except as set forth in the final paragraph of this opinion letter, without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement.  We also consent to the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ MCCORRISTON MILLER MUKAI MACKINNON LLP